SOFTWARE AS A SERVICE (SAAS) AGREEMENT

Customer: Emaginos	Contact: Scott Taub
Address: 13428 Maxella Ave #144 Marina del Rey, CA 90292	Phone: 703-478-0317
E-Mail: staub@emaginos.com

Services: Creation of a deal portal hosted by www.dealmaker.tech, and related services (as further described in Schedule A, the “Service(s)”).

Subscription Term: From the Commencement Date (as defined herein) until termination.

Services Fees: Set forth herein	Fees payable in USD unless otherwise specified.
Implementation: DealMaker will provide Customer the Services and Customer shall pay DealMaker the fees set forth in Schedule A in accordance with the terms herein.

This SaaS Services Agreement (“Agreement”) is entered into on this 01 / 05 / 2021, (the “Effective Date”) between Novation Solutions Inc. (O/A DealMaker) (“Company”), and the Customer listed above (“Customer”). This Agreement includes and incorporates the above Order Form, as well as the DealMaker Terms of Service applicable to use of the Services available online at www.dealmaker.tech/terms and contains, among other things, warranty disclaimers, liability limitations and use limitations. Customer also understands and agrees to the charges and fees for any additional functionality or services requested pursuant to the Schedules to this Agreement.

There shall be no force or effect to any different terms other than as referenced herein (including the Terms and Conditions) except as entered into by Company and Customer in writing.

DEALMAKER	EMAGINOS, INC.

By:/s/Rebecca Kacaba	By: /s/Scott Taub
Name: Rebecca Kacaba	Name: Scott Taub
Title: CEO	Title: CEO

Schedule “A” Pricing

Platform Hosting and Maintenance Fees

Due on signing: $5,000 Due on launch: $5,000

Initial customer onboarding, including
o	Setup of subscription documents
o	Enablement and/or application to payment networks
o	Assignment of Senior Account Manager for support resources
o	Up to two (2) trainings on system for team users

Monthly Subscription Fee: $1,000 (payable once deal has been launched) – one month provided free of charge

●	Access to Deal portal with automated tracking, signing, and reconciliation of investment transactions
●	Seats for up to 10 users (including legal, compliance, broker-dealer and transfer agent)
●	Support and periodic review with assigned Account Manager

Transaction Fees

Per Investor

●	$15 per electronic signature executed on portal
●	$15 per payment reconciled via DealMaker

Tranche Release/Funding

●	$200 per tranche closing and reconciliation
●	$50 per refund processed
●	$5 surcharge for check payments

Schedule “B” Additional Services

Customer may order Additional Services as set forth below.

Account Setup and Management (Prior to Launch)

For the period beginning on the Effective Date and ending on the Offering’s date of commencement (“Commencement Date”)

●
DealMaker partner network. Customer may request introductions to DealMaker’s network of partner and vendor relationships for the purpose of sourcing additional services (call centre, transfer agent, marketing support, investment relations). All engagements with third-parties in this respect are to be made directly between the Customer and the vendor, at the Customer’s discretion.

●
DealMaker template library and forms. Customer may request access to DealMaker’s documents and resources to help organize and set up the offering. These resources may include educational packages, resources for the management of administrative and collaborative tasks, and best practices observed from other offerings and industries.

●	Customized Support and Training. Customer may request additional support and training for team members and third party service providers, up to 4 unique sessions.

Fees: $500 per month (terminating as of Launch Date)

Portal Customizations
Customer may request specific customizations or functionality to augment the standard deal portal, pursuant to the following:

●	Company will deliver an itemized project plan outlining the work to be completed, expected lead time to complete, and a fair estimate of costs.
●	Customer will review the project plan and authorize the scope of work
●	Customer acknowledges that additional deposit fees may be required before work begins
●	In the event that the relationship between Customer and Company is terminated prior to the completion of customizations, Customer remains responsible for all costs authorized.
●	Customer may authorize additional customizations throughout the course of the deal at any time.

Fees: TBD

KYC/AML Checks
To allow for FINRA-registered Broker-Dealers to execute KYC and AML compliance checks on investors, Customer may enable access to a database for the purpose of executing background checks and searches. This service is provided via a third-party, Alloy (alloy.co)

Fees: $2 per individual search, $25 per corporate search

Schedule “C” Terms of Service

Payment & Billing

During the Term, Customer will be billed for expenses incurred on a monthly basis, payable via PAD agreement enclosed herein (Schedule E).

Invoices will be released to customer for review the first Monday of each month, and payment shall be withdrawn by the following Friday thereafter.

Term & Termination

Term and Renewal. Unless otherwise specified in your Order, your subscription will automatically renew each month for the shorter of the duration of the offering period, or one year.

Early Cancellation. You may choose to cancel your subscription early at your convenience provided that, we will not provide any refunds of prepaid fees or unused Subscription Fees, and you will promptly pay all unpaid fees due through the end of the Subscription Term.

Termination for Cause. Either party may terminate this Agreement for cause, as to any or all Subscription Services: (i) upon thirty (30) days’ notice to the other party of a material breach if such breach remains uncured at the expiration of such period, or (ii) immediately, if the other party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, cessation of business, liquidation or assignment for the benefit of creditors, in the event of Company insolvency, all of the Customer’s assets are immediately released.

We may also terminate this Agreement for cause immediately if we determine that you are acting, or have acted, in a way that has or may negatively reflect on or impact us, our prospects, or our customers.

This Agreement may not otherwise be terminated prior to the end of the Subscription Term.

Third-Party Payment Processing

For the processing of electronic payments (including “pull” ACH, credit card, etc.), the Company may submit material(s) and or application(s) to partner third-party payment processors on behalf of the Customer. Upon approval, the Company will enable technological integration of the partner processors’ intake form/system within the subscription portal.

The Customer acknowledges that there is no guarantee Customer will be approved via third party, and approval is subject to underwriters’ and compliance approval. Use of payment processing service(s) is further contingent on acceptance of their respective fees, to be included as attached Schedule(s) to this agreement or presented to Customer upon approval (including fees for merchant processing account and ongoing maintenance, which may be applied on a per-issuer basis).

Note holdback periods may apply for electronic payment transfer methods, as enforced by processors.

Integration with Third Party Service Providers

DealMaker shall bear no responsibility or liability whatsoever in connection with any third party services provided by a vendor engaged by Customer, the decision to engage such vendors rests solely with the management of the Customer on the terms contracted between the Customer and such parties.

Schedule “D”
Fund Collection Additional Terms

Capitalized terms used, but not defined herein shall have the meanings ascribed to such terms in the Agreement, including the DealMaker Terms of Service available online at www.dealmaker.tech/terms and the Fund Collection with DealMaker Agreement available online at www.dealmaker.tech/funds.

1.
Indemnification. Customer agrees to indemnify Company and hold Company harmless from any and all losses incurred by Company acting in its capacity as Custodian of the Custody Assets, including, but not limited to, losses arising from chargebacks, clawbacks, payment reversals, fraudulent charges, insufficient credit, unauthorized charges or any other payment card or ACH problems (collectively, “Losses”).

2.
Pre-Closing Custody Asset Lock. Customer agrees that Custody Assets that are deposited in Customer’s account with a financial institution (“Account”) prior to the closing date (“Closing Date”) of the transaction involving the Custody Assets (each, a “Transaction”) shall remain in Customer’s Account and shall not be withdrawn by Customer, or a person authorized by Customer, from the Customer’s Account prior to the Closing Date.

3.
Closing Holdback. The Customer hereby acknowledges that holdback periods apply in respect of electronic payment transfer methods to cover against charge-backs and/or rescission. These holdback periods can vary in duration and amount depending on the industry and contemporaneous fluctuations. Due to COVID or other external events these amounts can be increased. After the Closing Date, Customer agrees to retain in Customer’s Account thirty (30) percent of the Custody Assets processed by methods of electronic transfer in respect of each Transaction for a period of ninety (90) days following the Closing Date (“Initial Holdback Period”), and retain twenty (20) percent of such Custody Assets in Customer’s Account for an additional ninety (90) days after the end of the Initial Holdback Period (together, the “Closing Holdback”) to mitigate the risk of any Losses. Company reserves the right, in its sole discretion, to amend the amount and duration of the Closing Holdback. Company shall notify Customer prior to amending the Closing Holdback. It is acknowledged that Holdback periods applied by credit card processors are beyond DealMaker’control however, the parties hereby agree to work together collaboratively and in good faith in order to reduce any holdbacks required.

4.
Loss Recovery. Company shall have the right, in its sole discretion and without prior notice, to deduct funds from Customer’s Account to reimburse Company for any Losses. Customer acknowledges and agrees that recovery of Losses from Customer’s Account will not serve as any limitation on the indemnification obligations of Customer under this Agreement or any remedy or claim that Company may be entitled to pursue against Customer in respect of such Losses.

5.
Third Party Payments. Customer authorizes and directs Company to pay legal and professional fees, including, but not limited to, fees of lawyers, broker dealers, investment bankers, consultants and other service providers, incurred by Company in respect of a Transaction from the Custody Assets, including from Custody Assets deposited in Customer’s Account.

Schedule “E”
PRE-AUTHORIZED DEBIT AUTHORIZATION
(“PAD Agreement”) FOR BUSINESS PURPOSES

The undersigned hereby authorizes NOVATION SOLUTIONS INC. O/A DEALMAKER (hereinafter called the “Payee”) to debit the account of the undersigned identified on the void cheque delivered by or on behalf of the undersigned to the Payee (the “Account”) with the amount of each payment or other amount owing from time to time to the Payee under the Services Agreement between, the undersigned, as software user, and the Payee, as service provider (as such may be amended, supplemented, otherwise modified, restated or replaced from time to time), in accordance with the Services Agreement, by issuing pre-authorized debit requests (each a “PAD”) to the financial institution at which the Account is held (the “Processing Institution”) on the day an invoice is issued and delivered and/or from time to time for one-time payments. The undersigned undertakes to inform the Payee in writing of any change in the information related to the Account not less than 10 days prior to any such change.

The undersigned acknowledges that this authorization is being given for the benefit of the Payee and the benefit of the Processing Institution and is provided in consideration of the Processing Institution agreeing to process PADs against the Account in accordance with the rules of the Canadian Payments Association (the “CPA Rules”). The Processing Institution is hereby authorized and irrevocably directed to pay from and to debit against the Account any payment order or request whatsoever, payable to the order of the Payee and drawn on the said Account by a bank acting in the name of the Payee. Any payment order or request whatsoever thus drawn by the Payee’s bank shall be considered as having been signed by the undersigned.

The undersigned hereby acknowledges the payment terms of the Services Agreement and agrees that each PAD may be processed without prior written notice from the Payee of either the amount of the PAD or the date that the PAD is to be processed.

The undersigned acknowledges: (i) that this authorization to the Payee also constitutes delivery thereof by the undersigned to the Processing Institution, and (ii) that the Processing Institution is not required to verify that each PAD submitted by the Payee has been issued in accordance with this PAD Agreement (including the amount) or that the purpose of the payment for which a PAD was made has been fulfilled as a condition of honouring such PAD.

The undersigned may revoke this authorization at any time by giving a 10-day written prior notice to the Payee at the address set forth below. We acknowledge that we may obtain a sample cancellation form, or further information on our right to cancel this authorization at the Processing Institution or by visiting www.cdnpay.ca. We acknowledge that we have certain recourse rights if any debit does not comply with this PAD Agreement. For example, we have the right to receive reimbursement for any debit that is not authorized or is not consistent with this PAD Agreement. To obtain more information on our recourse rights, we acknowledge that we may contact our financial institution or visit www.cdnpay.ca.

This PAD Agreement only relates to the method of payment under the Services Agreement and neither this Agreement nor cancellation thereof affects your obligations under the Services Agreement. The Payee may assign or transfer its rights under this PAD Agreement. Each person whose signature is required on the Account must sign below.

Signed this day of , 2020.

Name:

Undersigned Processing	INSTITUTION

Name:	Name:
Address:	Address:

Account Number:
Authorized Signature(s) (as it appears on cheques)

Please attach a sample of a void cheque from the Processing Institution.

CONTACT INFORMATION OF THE PAYEE FOR NOTIFICATION OR INFORMATION: NOVATION SOLUTIONS INC. O/A DEALMAKER
40 King Street West Toronto, Ontario M5H 3Y2
Tel: 1-647-478-4952
Email : funding@dealmaker.tech
Contact: Payments Group

Schedule “F”
ALLOY AUTHORIZED USER TERMS OF SERVICE

1.
("Client") has invited (“Authorized User”) to access all or part of Client’s Alloy account (“Client Account”) on behalf of Client. These Alloy Authorized User Terms of Service (“User Terms”), set forth the terms and conditions that govern the access and use of the Alloy Services (hereinafter defined) by Authorized User. These terms are a legally binding contract between First Mile Group, Inc. d/b/a/ Alloy, a Delaware corporation (“Alloy”) and Authorized User.

2.
Client has separately entered into a contract with Alloy (“Client Contract”), pursuant to which Alloy makes available to Client Alloy’s software-as-a-service offering, application programming interface, and certain related products and services (“Alloy Services”). The Client Contract permits Client to configure the Client Account so that Authorized User and others can access all or part of the Client Account on Client’s behalf. Control of the Client Account and ownership of any data or information submitted by Client or any Authorized User or third-party data provider to the Alloy Services or otherwise contained in or made available by the Alloy Services is governed by the Client Contract. Among other provisions, the Client Contract provides that (i) Client owns any data or information submitted to Alloy by the Client or by an Authorized User of Client (“Client Data”); and (ii) Client is the owner or licensee of any third-party services, including data, (“Third-Party Services”) retrieved by Alloy on behalf of Client.

3.
Authorized User acknowledges and agrees that, as between the Authorized User and Client, (i) Client controls how the Client Data is processed, used, and stored within the Alloy Services and when Client Data is destroyed; (ii) Client may provision and deprovision Authorized User’s access to the Client Account; and (iii) Client controls the configuration of the Client Account, including the selection of any integrated third-party data sources and the configuration of any decisioning rules. Authorized User further acknowledges and agrees that, as between Alloy and Client, it is Client’s responsibility to (i) inform Authorized User of any restrictions regarding the use of Client Data and any other data made available through the Alloy Platform; (ii) obtain necessary rights and consents to access, use, transmit, and process the Client Data and to access and use the Alloy Services; (iii) to ensure the lawful access and use by Client and Authorized User of the Client Data and Alloy Services (including any data made available therein); and (iv) to resolve any dispute with Authorized User regarding the Alloy Services or Client Data.

4.
Authorized User shall not (i) share or disclose its Alloy credentials, if any, with any third parties; (ii) copy, modify, or create derivative works of the Alloy Services or Third-Party Services, in whole or in part; (iii) rent, lease, lend, sell, time share, broker, license, sublicense, assign, distribute, publish, transfer, or otherwise make available to third parties the Alloy Services or Third-Party Services; (iv) access or use the Alloy Services or Third-Party Services for any purpose other than on behalf of Client for Client’s internal business purposes; (v) reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to any software component of the Alloy Platform; (vi) remove or obscure any proprietary notices from the Alloy Services; (vii) access or use the Alloy Services or Third-Party Services in any manner or for any purpose that infringes, misappropriates, or otherwise violates any intellectual property right or other right of any person or entity, or that violates any applicable law, regulations or rules; (viii) design or permit its applications to disable, override, or otherwise interfere with the Alloy Services or Third-Party Services, including any Alloy-implemented communications to end users, consent screens, user settings, alerts, warning, or the like; (ix) access or use the Alloy Services or Third-Party Services in any of its applications to replicate or attempt to replace the user experience of the Alloy Services or Third-Party Services; (x) attempt to cloak or conceal its identity or the identity of its applications when requesting authorization to access or use the Alloy Platform or Third-Party Services; (xi) access or use the Alloy Services or Third- Party Services for personal (non-business) purposes; (xii) except to the extent required by applicable law, regulation or rule, access or use the Alloy Services in a manner that contributes to the discrimination or denial of services to an end user of Client’s product or service on the basis of any protected class, including nationality, national origin, or immigration status;(xiii) use the Alloy Services or Third-Party Services to create a product or service that competes with the Alloy Services or Third-Party Services; (xiv) access or use the Alloy Services or Third-Party Services for marketing purposes; or (xv) access the Alloy Services or Third-Party Services from outside of the United States and its territories, including by or through any Internet Protocol address located outside of the United States and its territories. Alloy may take any action it deems necessary to ensure the security and integrity of the Alloy Services, including limiting, suspending or terminating Authorized User’s access to and/or use of the Alloy Services in the event of any breach or suspected security breach.

5.
ALLOY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, TO AUTHORIZED USER WITH RESPECT TO THE ALLOY SERVICES. THE ALLOY SERVICES ARE PROVIDED ON AN “AS IS” BASIS. ALLOY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON- INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, ALLOY MAKES NO WARRANTY OF ANY KIND THAT THE ALLOY SERVICES OR THIRD-PARTY SERVICES, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET CLIENT’S OR ANY OTHER PERSON’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR FREE. DUE TO THE NATURE OF PUBLIC RECORD AND DATA CONSORTIUM INFORMATION, THE PUBLIC RECORDS AND COMMERCIALLY AVAILABLE DATA SOURCES MADE AVAILABLE WITH THE ALLOY PLATFORM MAY CONTAIN ERRORS AND MAY NOT BE UP-TO- DATE. SOURCE DATA IS SOMETIMES REPORTED OR ENTERED INACCURATELY, PROCESSED POORLY OR INCORRECTLY, AND IS GENERALLY NOT FREE FROM DEFECT. THE CRIMINAL RECORD DATA THAT MAY BE PROVIDED AS PART OF ALLOY’S SERVICES MAY INCLUDE RECORDS THAT HAVE BEEN EXPUNGED, SEALED, OR OTHERWISE HAVE BECOME INACCESSIBLE TO THE PUBLIC SINCE THE DATE ON WHICH THE DATA WAS LAST UPDATED OR COLLECTED. NEITHER ALLOY NOR THE ALLOY PLATFORM IS THE SOURCE OF THE DATA, AND THE ALLOY PLATFORM DOES NOT PURPORT TO BE A COMPREHENSIVE COMPILATION OF THE DATA.

6.
IN NO EVENT SHALL ALLOY BE LIABLE TO AUTHORIZED USER UNDER OR IN CONNECTION WITH THESE USER TERMS OR THE CLIENT CONTRACT OR THE SUBJECT MATTER OF EITHER AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, HOWEVER ARISING, AND REGARDLESS OF WHETHER SUCH PERSONS WERE ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF IT ESSENTIAL PURPOSE. ALLOY’S MAXIMUM AGGREGATE LIABILITY TO AUTHORIZED USER UNDER THESE USER TERMS OR IN CONNECTION WITH THE ALLOY SERVICES PROVIDED PURSUANT TO THE CLIENT CONTRACT, INCLUDING FOR ANY AND ALL LOSSES OR INJURIES ARISING OUT OF ANYTHING TO BE DONE OR FURNISHED UNDER THESE USER TERMS, REGARDLESS OF THE CAUSE OF THE LOSS OR INJURY, AND REGARDLESS OF THE NATURE OF THE LEGAL OR EQUITABLE RIGHT CLAIMED TO HAVE BEEN VIOLATED, SHALL NEVER EXCEED ONE THOUSAND DOLLARS ($1,000).

7.
Authorized User hereby agrees to indemnify, defend, and hold harmless Alloy, its affiliates and its directors, officers, employees, agents, contractors and representatives, from and against any and all costs, demands, damages, losses, fees, expenses and liabilities (including attorneys’ fees and costs) (“Losses”) arising from or in any way related to any third-party claim, allegation, action, demand, proceeding or suit (“Action”) against any of them that arises out of or relates to (a) any material breach by Authorized User of any terms, conditions, representations or certifications in these Terms; (b) any security breach of Alloy’s systems or environment caused in whole or in part by the acts or omissions of Authorized User, including without limitation the unauthorized access of the Client Account; and (c) the unauthorized disclosure, by Authorized User, of any data or information contained within or received through the Alloy Services or Third-Party Services.

8.
Authorized User may have access to information or materials of Alloy, Client, or Third-Party service providers under circumstances that would indicate to a reasonable person that such information or materials are confidential or proprietary (“Confidential Information”), including, without limitation, technical, financial, strategic and related information, computer programs, algorithms, know-how, processes, ideas, inventions (whether patentable or not), schematics, Trade Secrets (as defined below), product information, pricing information, product development plans and forecasts, Client Data, and Third- Party Services. Confidential Information shall not include information that: (a) is or becomes (through no improper action or inaction by Authorized User) generally known to the public; (b) was in Authorized User’s possession or known by it prior to receipt from Alloy; (c) was lawfully disclosed to Authorized User by a third party and received in good faith and without any duty of confidentiality by the Authorized User or the third party; or (d) was independently developed without use of any Confidential Information without access to such Confidential Information. “Trade Secret” shall be deemed to include any information which gives the Alloy an advantage over competitors who do not have access to such information, as well as any information that the Alloy has taken reasonable measures to keep secret and derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means, by another person who can obtain economic value from the disclosure or use of such information. Authorized User agrees not to divulge any Confidential Information, or information derived therefrom, to any third party, and shall protect the confidentiality of such Confidential Information with the same degree of care it uses to protect the confidentiality of its own confidential information and Trade Secrets, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, the Authorized User may disclose Confidential Information solely to the extent required by subpoena, court order or other governmental authority, provided that Authorized User shall give the Alloy prompt written notice of such subpoena, court order or other governmental authority so as to allow Alloy to have an opportunity to obtain a protective order to prohibit or restrict such disclosure at its sole cost and expense. Authorized User and its representatives shall cooperate with the Alloy and Client to obtain any such protective order or other remedy. Authorized User shall immediately notify Alloy upon discovery of any loss or unauthorized disclosure of the Confidential Information. Authorized User’s obligations with respect to Confidential Information shall continue during the Term and for a period of five (5) years thereafter, provided however, that, with respect to Confidential Information that constitutes a Trade Secret, Authorized User’s obligations with respect to such Confidential Information shall continue for so long as such Confidential Information continues to constitute a Trade Secret.

9.
Authorized User will not name Alloy or refer to its use of Alloy Services in any press releases, advertisements, promotional or marketing materials, or make any other third-party disclosures regarding Alloy or Client’s use of Alloy’s Services without prior written consent from Alloy or Client.

10.
Except as expressly set forth herein, nothing in these User Terms grant any right, title, or interest in or to (including any license to) the Alloy Services or any information, data, documents, materials, works, and other content, devices, methods, processes, hardware, software, and other technologies and inventions contained therein. All right, title, and interest in the Alloy Services and in any Third-Party Services shall remain with Alloy and the respective rights holders in the Third-Party Services.

11.
Any feedback provided to Alloy by Authorized User in connection with the Client Account will be deemed the confidential information of Alloy, and Alloy may (but will not be required to) use, without any attribution or compensation, any ideas, know-how, concepts, techniques, or other intellectual property rights contained in the feedback, including any intellectual property rights related thereto, for any purpose whatsoever

12.
These User Terms shall continue in effect until the expiration or termination of the Client Contract, or until Authorized User’s access to the Client Sub-Account expires or is terminated, whichever is earlier. The provisions of these Terms which should by their nature survive expiration or termination of these Terms shall so survive.

13.
If any provision of these Terms shall be held by a court of competent jurisdiction to be contrary to law, invalid or otherwise unenforceable, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law, and in any event the remaining provisions of this Terms shall remain in full force and effect. The waiver of any breach or default of these Terms will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving Party.

14.
This Agreement constitutes the final written agreement and understanding of the parties and is intended as a complete and exclusive statement of the terms and conditions of the Terms. Alloy may amend these Terms at any time, and shall seek to notify Authorized User or any amendment through any reasonable means, including through the Alloy Services or through Client. Authorized User’s continued use of the Alloy Services after notification shall constitute Authorized User’s acceptance of such amended Terms.

15.
These Terms shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles of conflicts of law. Any action brought by either party under or in relation to these Terms shall be brought exclusively in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of, any state or federal court located in the County of New York in the State of New York. Each party expressly waives the application of New York General Obligation Law Section 5-903 to any renewal of these Terms.

IN WITNESS WHEREOF, the Authorized Partner has caused these Terms to be executed by its duly authorized representative as of the date set forth below.

AUTHORIZED USER By: Name: Title: Address: Email address: Date: